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FORM OF LETTER TO BROKERS, DEALERS, COMMERCIAL BANKS
TRUST COMPANIES AND OTHER NOMINEES

EXHIBIT 99(a)(1)(D)

         LIBERTY MEDIA CORPORATION
Offer To Purchase For Cash Up To
25,000,000 Shares Of Its Series A Common Stock and
Up To 1,000,000 Shares Of Its Series B Common Stock
At A Purchase Price Of $13.00 Per Share

THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS EXPIRE AT
5:00 P.M., EASTERN TIME, ON MAY 8, 2002,
UNLESS THE OFFER IS EXTENDED.

To Brokers, Dealers, Commercial Banks,
    Trust Companies and Other Nominees:

        We are offering to purchase for cash up to a total of 25,000,000 shares of our Series A common stock and 1,000,000 shares of our Series B common stock, at a price of $13.00 per share upon the terms and subject to the conditions set forth in our offer to purchase, dated April 10, 2002, and in the related letters of transmittal, which together constitute the "offer."

        Upon the terms and subject to the conditions of the offer, if, at the expiration of the offer, more than 25,000,000 shares of Series A common stock or 1,000,000 shares of Series B common stock are validly tendered and not withdrawn, we will buy shares with respect to such series on a pro rata basis from all stockholders who properly tender their shares of such series and do not withdraw them prior to the expiration of the offer, other than stockholders who tender conditionally and for whom the condition is not satisfied. See Sections 1, 3 and 6 of the offer to purchase. All shares not purchased pursuant to the offer including shares not purchased because of proration or because they were conditionally tendered and not accepted for purchase will be returned to the tendering stockholders at our expense as promptly as practicable following the expiration date.

        THE OFFER IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF SHARES BEING TENDERED PURSUANT TO THE OFFER. SEE SECTION 7 OF THE OFFER TO PURCHASE.

        No fees or commissions will be payable to brokers, dealers or any person for soliciting tenders of shares pursuant to the offer. We will, upon request, reimburse brokers and banks for reasonable and customary handling and mailing expenses incurred by them in forwarding materials relating to the offer to their customers. We will pay all stock transfer taxes applicable to the purchase of shares pursuant to the offer, subject to instruction 6 of the letters of transmittal.

        No broker, dealer, bank, trust company or fiduciary shall be deemed to be our agent, other than EquiServe Trust Company as depositary, D.F. King and Co., Inc. as information agent and J.P. Morgan Securities Inc. as dealer manager for purposes of the offer.

        For your information and for forwarding to your clients for whom you hold shares registered in your name or in the name of your nominee, we are enclosing the following documents:

        1.    Offer to Purchase, dated April 10, 2002;

        2.    A letter to the stockholders of the company dated April 10, 2002 from Robert R. Bennett, our President and Chief Executive Officer;

        3.    Letter to clients which may be sent to your clients for whose accounts you hold shares registered in your name or in the name of your nominee, with space provided for obtaining the clients' instructions with regard to the offer;

        4.    Letters of transmittal (one for the Series A common stock and one for the Series B common stock) for your use and for the information of your clients, together with an accompanying Form W-9; and

        5.    The Notice of Guaranteed Delivery to be used to accept the offer and tender shares pursuant to the offer if none of the procedures for tendering shares set forth in the offer to purchase can be completed on a timely basis.

        WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., EASTERN TIME, ON MAY 8, 2002, UNLESS THE OFFER IS EXTENDED.

        In order to take advantage of the offer, a duly executed and properly completed letter of transmittal applicable to each series of common stock being tendered and any other required documents should be sent to the depositary with either certificate(s) representing the tendered shares or confirmation of their book-entry transfer, all in accordance with the instructions set forth in the letters of transmittal and the offer to purchase.

        Any inquiries you may have with respect to the offer should be addressed to D.F. King & Co., Inc., as information agent, 77 Water Street, New York, NY 10005, Bankers and Brokers Call Collect: (212) 269-5550, or all others call toll-free: (800) 829-6551, or to J. P. Morgan Securities, Inc., as dealer manager, 270 Park Avenue, New York, NY 10017, call toll-free: (866) 262-0777. Requests for additional copies of the enclosed materials may be directed to the information agent or dealer manager at the address and telephone number set forth above.

Very truly yours,
LIBERTY MEDIA CORPORATION

Enclosures

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON AS AN AGENT OF LIBERTY MEDIA CORPORATION OR ANY OF ITS AFFILIATES OR THE DEPOSITARY OR THE DEALER MANAGER, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED THEREIN.

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  EXHIBIT 99(a)(1)(D)